UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2023

GOLDEN ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Minnesota	000-24993	41-1913991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6595 S Jones Boulevard,
Las Vegas, Nevada		89118
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 893-7777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	GDEN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b 2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 26, 2023, Golden Entertainment, Inc. (the “Company”) entered into the Second Amendment to First Lien Credit Agreement (the “Second Amendment”), by and among the Company, the subsidiary guarantors party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Agent”). The Second Amendment amended that certain First Lien Credit Agreement, dated as of October 20, 2017, by and among the Company, the subsidiary guarantors party thereto, the lenders party thereto, the Agent, JPMorgan Chase Bank, N.A., as collateral agent, and the other parties thereto, as amended (the “Credit Facility”). The Second Amendment provides for, among other things: (1) an extension of the maturity date of the existing $240 million revolving credit facility under the Credit Facility from April 20, 2024 to the earlier of May 26, 2028 and the Springing Maturity Date (as defined below) and (2) a new senior secured term loan B-1 credit facility in the amount of $400 million with a maturity date of the earlier of May 26, 2030 and the Springing Maturity Date, which was fully drawn at closing with the proceeds thereof used to repay a portion of the Company’s existing term B loan under the Credit Facility. The “Springing Maturity Date” is defined in the Second Amendment as the earlier of the date that is 91 days prior to the stated maturity date of the Company’s 7.625% Senior Notes due 2026 and the date that is 91 days prior to the stated maturity date of the Company’s existing term loan B loan under the Credit Facility, in each case to the extent any indebtedness remains outstanding thereunder on such date.

On May 26, 2023, under the Credit Facility, after giving effect to the borrowings under the Second Amendment and the use of proceeds thereof, the Company had (1) $175 million in principal amount of outstanding term B loan borrowings, (2) $400 million in principal amount of outstanding term B-1 loan borrowings, and (3) no borrowings under the revolving credit facility. Under the Credit Facility, as amended by the Second Amendment: (a) the existing term B loan under the Credit Facility bears interest, at the Company’s option, at either (1) a base rate determined pursuant to customary market terms (subject to a floor of 1.75%), plus a margin of 2.00% or (2) the LIBOR rate for the applicable interest period (subject to a floor of 0.75%), plus a margin of 3.00%, (b) the new term B-1 loan bears interest, at the Company’s option, at either (1) a base rate determined pursuant to customary market terms (subject to a floor of 1.50%), plus a margin of 1.75% or (2) the Term SOFR rate for the applicable interest period plus a credit spread adjustment of 0.10% (subject to a floor of 0.50%), plus a margin of 2.75%, and (c) borrowings under the revolving credit facility bear interest, at the Company’s option, at either (1) a base rate determined pursuant to customary market terms (subject to a floor of 1.00%), plus a margin ranging from 1.00% to 1.50% based on the Company’s net leverage ratio, or (2) the Term SOFR rate for the applicable interest period plus a credit spread adjustment of 0.10%, plus a margin ranging from 2.00% to 2.50% based on the Company’s net leverage ratio.

The commitment fee for the revolving credit facility is payable quarterly at an annual rate of 0.375%. Borrowings under the Credit Facility are guaranteed by each of the Company’s existing and future wholly owned domestic subsidiaries (other than certain immaterial or unrestricted subsidiaries), and are secured by substantially all of the present and future assets of the Company and the guarantors (subject to certain exceptions). Under the First Lien Facility, the Company and its restricted subsidiaries are subject to certain customary limitations, as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Certain of the lenders under the Credit Facility, and their respective affiliates, may in the future perform for the Company and its affiliates various commercial banking, investment banking, financial advisory or other services, for which they have received and/or may in the future receive customary compensation and expense reimbursement.

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by the full text of such agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Second Amendment to First Lien Credit Agreement, dated as of May 26, 2023, by and among Golden Entertainment, Inc. (as the borrower), the subsidiaries of Golden Entertainment, Inc. party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A. (as administrative agent).

104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN ENTERTAINMENT, INC.
(Registrant)

Dated: May 26, 2023	/s/ Charles H. Protell
	Name:	Charles H. Protell
	Title:	President and Chief Financial Officer